EXHIBIT 10.2

PROMISSORY NOTE

$800,000.00	October 4, 2016

For value received, the undersigned Rolland Holding Company, LLC ("Maker") promises to pay to the order of Powin Corporation, a Nevada corporation, the principal amount of EIGHT HUNDRED THOUSAND AND NO/100 U.S. DOLLARS ($800,000.00), with interest on the unpaid principal balance of this note (the "Note") at the rate of five percent (5%) per annum from date of this Note until this Note is paid in full, which said principal and interest shall be due and payable in ninety-six (96) consecutive monthly installments commencing on December 4, 2016, and continuing thereafter on the fourth (4th) day of each and every succeeding month until this Note is paid in full, provided that, if not sooner paid, the ninety-sixth (96th) and final monthly installment due on this Note, and the full outstanding balance of principal and interest due hereof shall be due and payable in full on November 4, 2024.  Notwithstanding anything herein to the contrary, interest on this Note to accrue for a period of sixty (60) days following the date of this Note.  Therefore, the first (1st) monthly installment payment under this Note shall be principal only, and commencing with the second (2nd) monthly installment and continuing through the ninety-sixth (96th) monthly installment, each such monthly installment shall include principal and accrued interest.

The first (1st) monthly installment due on December 4, 2016, shall be principal only, in the amount of EIGHT THOUSAND THREE HUNDRED THIRTY-THREE AND 33/100 U.S. DOLLARS ($8,333.33). The following ninety-four (94) consecutive monthly installments due hereon shall be in the amount of TEN THOUSAND ONE HUNDRED EIGHT AND 29/100 U.S. DOLLARS ($10,108.29) each, and the ninety-sixth (96th) and final monthly installment and the full outstanding balance of principal and interest due on this Note, if not sooner paid, shall be due and payable on November 4, 2024, and shall be in an amount equal to the full outstanding balance of principal and interest then due on this Note.

This Note may be prepaid, in whole or in part, at any time without penalty or premium.

Interest and principal hereon are payable at 20550 SW 115th Avenue, Tualatin, Oregon, 97062, or such other place as the holder of this Note shall designate in writing.

Any partial prepayment shall be applied and credited to the next monthly installment payment(s) due under this Note, such that in the event that any monthly installment payment has been fully credited due to a partial prepayment, the Maker of this Note may, but shall not be required to, make any further payment for that month.  In the event that any monthly installment payment has been partially credited due to a partial prepayment, the Maker of this Note shall only be required to pay the remaining balance due for that month’s installment payment.

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If any one of the installments of principal and/or interest of this Note is not paid when due, then, upon receipt of written notice from the holder of this Note, the Maker of this Note shall make payment within fifteen (15) days of receipt of written notice. Upon failure of the Maker of this Note to make payment within fifteen (15) days of receipt of written notice, the holder of this Note shall have the option to put the Maker of this Note in default.

The Maker of this Note, and all others who may become liable for the payment of all or any part of the indebtedness evidenced by this Note, hereby severally waive presentment  for payment, demand, demand  for payment,  notice of nonpayment, protest, notice of protest, notice of dishonor and all pleas of division and discussion, and agree that the time of payment hereof may be extended from time to time, with the mutual written consent of the Maker and the holder of this Note, one or more times, without notice of such extension or extensions and without previous consent, hereby binding themselves, in solido, unconditionally and as original promissors, for the payment hereof in principal, interest and attorney's fees.

In addition to the other rights and remedies provided in this Note, the holder of this Note may hire or pay someone else to help collect this Note ("Collection Fees") if Maker is in default, and Maker will also be liable to holder for payment of these Collection Fees, plus interest.  Collection Fees include, subject to any limits under applicable law, holder's attorneys' fees, and legal costs and expenses.  Holder shall have all rights and remedies provided under applicable law.

The terms of this Note may only be modified by a writing signed by Maker and the holder of this Note.  This Note has been signed by Maker and delivered to Powin Corporation.  This Note shall be governed by and construed in accordance with the laws of the State of Oregon and venue for any dispute arising under this Note shall be in the state or federal courts of the State of Oregon, located in Multnomah County, Oregon.  Time is of the essence in performance of this Note.

ROLLAND HOLDING COMPANY, L.L.C.

BY: /s/	Richard A. Rolland
RICHARD A. ROLLAND, its
duly authorized Manager

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